Exhibit 10.3

April 8, 2026

Chris Raub

Dear Chris:

This letter updates the terms of your continued employment with Jackson National Life Insurance Company (“Company”). Your appointment as President & CEO, PPM is effective April 9, 2026 and is subject to the terms and conditions that appear below. This letter supersedes all other agreements regarding your continued employment with Jackson, expressed or implied. As always, the company reserves the right to change any of its benefits and incentive plans and programs at any time.

•As President & CEO, PPM, you remain an at-will associate of Jackson and may terminate your employment at any time, with or without notice. Similarly, Jackson may terminate your employment at any time, with or without notice or cause. You will report to Laura Prieskorn.

•Your salary will remain $700,000 per year paid in bi-weekly installments, subject to normal withholding deductions for taxes, benefits, and related items.

•Your annual bonus target will be 200% of salary. Payment of your annual bonus will be made when performance year bonuses are paid to associates broadly, and the payout amount will be based on Company bonus funding outcomes and individual performance for the applicable performance year. Your bonus for the 2026 performance year will be pro-rated based on (1) your previous 175% of salary bonus target from January 1, 2026 through April 8, 2026 with funding available based on the Jackson Senior Leadership Bonus pool funding level, and (2) your new 200% of salary bonus target from April 9, 2026 through December 31, 2026 based 50% on the Jackson Senior Leadership Bonus pool funding level and based 50% on the PPM Bonus pool funding level. (Bonus payments are subject to your continued employment through the payment date for the bonus.)

•Your target annual long-term incentive amount will increase to $2,200,000. The value of your award granted in March 2026 was $2,100,000. Subject to your continued employment, you are expected to receive an additional $100,000 grant in September 2026. Any outstanding long-term incentive awards previously granted remain in effect in accordance with their terms.

Jackson® is the marketing name for Jackson National Life Insurance Company® (Home Office: Lansing, Michigan)
and Jackson National Life Insurance Company of New York® (Home Office: Purchase, New York).
CMC22048 05/21

Chris, we are happy to present this opportunity to you, and we look forward to your continued success with the company.

Sincerely,

/s/ Dana Rapier
Dana Rapier
SVP, Chief Human Resources Officer

I agree to the above terms and conditions: /s/ Chris Raub                 4/8/26
                     Chris Raub                      Date